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Greenville, South Carolina (September 8, 2004) - KEMET
Corporation(NYSE:KEM) provided an update on the September 2004 quarter today at the Smith Barney Citigroup 2004 Technology Conference.

     Dr. Jeffrey Graves, KEMET's Chief Executive Officer, reported, "During our last earnings conference call, we reported that business was strong in the first half of the June 2004 quarter, with weakening in the second half, as customers reacted to market softness and the resulting risk of inventory increases. While touching nearly every end market and every continent, the largest momentum change was with our distribution partners in North America.

     "Based on conversations with major distribution and EMS customers in recent days, we continue to believe that this softness is a temporary lull in what has now been many quarters of growth in the electronics industry. In fact, KEMET revenue in the month of August was better than the month of July, and we believe the month of September will be higher than August. While conditions are improving, we do not now believe that momentum in the electronics industry will pick up sufficiently in September for us to achieve the revenue that we had previously anticipated for the quarter.

     "We now anticipate that KEMET revenue in the September quarter may be down 10% to 13% compared to the June quarter. We do not have further guidance at this time on the impact that this may have on bottom line profitability or on what revenue growth may be in the December quarter, though we do expect business to improve in December over September.

     "While the environment in the electronics industry is very challenging at the moment, our senior team is focused on managing through this. Our restructuring efforts, announced over a year ago, are on schedule, and we are pleased with the efficiencies and productivity improvements we are now seeing. I remain confident in KEMET's strong market position, based on our market leading reputation for quality, delivery and service with the world's major electronics manufacturers and distributors."

     KEMET Corporation is a preferred supplier of standardized components to the world's most demanding customers of quality, delivery, and service. KEMET's common stock is listed on The New York Stock Exchange under the symbol KEM.